Exhibit 99.1

CONTACT: Jaime Marcus Manager, Investor Relations (301) 986-9200 jmarcus@first-potomac.com	First Potomac Realty Trust 7600 Wisconsin Avenue 11th Floor Bethesda, MD 20814 www.first-potomac.com

FOR IMMEDIATE RELEASE

FIRST POTOMAC REALTY TRUST REPORTS

FIRST QUARTER 2012 RESULTS

SCHEDULES CONFERENCE CALL FOR MAY 16TH AT 9:00 a.m.

WASHINGTON, D.C. (May 15, 2012) – First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and industrial properties in the greater Washington, D.C. region, reported results for the three months ended March 31, 2012.

Highlights:

•	Core Funds From Operations of $14.5 million, or $0.28 per diluted share.

•	Same-property net operating income increased by 2.0% on an accrual basis and 2.8% on a cash basis.

•	Executed 576,000 square feet of leases, generating over 134,000 square feet of positive net absorption.

•	Increased leased and occupancy rates over prior quarter to 84.9% and 83.0%, respectively.

•	Expanded unsecured term loan from $225 million to $300 million.

•	Raised net proceeds of approximately $44 million through the issuance of 1.8 million additional 7.750% Series A Preferred Shares.

Core FFO and FFO increased for the three months ended March 31, 2012 compared with the same period in 2011 primarily due to an increase in the Company’s net operating income. The Company’s net loss decreased for the three months ended March 31, 2012 compared with the same period in 2011 primarily due to a decrease in acquisition costs. The Company did not acquire any properties during the three months ended March 31, 2012 compared with the acquisition of three properties during the three months ended March 31, 2011, which resulted in $2.2 million in acquisition costs.

The Company’s consolidated portfolio was 84.9% leased and 83.0% occupied at March 31, 2012 compared with 84.3% leased and 81.8% occupied at December 31, 2011. A list of the Company’s properties, as well as additional information regarding the Company’s results of operations can be found in the Company’s First Quarter 2012 Supplemental Financial Report, which is posted on the Company’s website, www.first-potomac.com.

A reconciliation of net loss to FFO and Core FFO, as well as definitions and statements of purpose, is included below under “Non-GAAP Financial Measures” and in the financial tables accompanying this press release.

Internal Investigation

As previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, management identified a material weakness in the Company’s internal control over financial reporting as of December 31, 2011. In response to this material weakness, on March 20, 2012, the Company’s Board of Trustees appointed a special committee of independent trustees to review the facts and circumstances relating to the material weakness determination and the Company’s processes surrounding the monitoring and oversight of compliance with the Company’s financial covenants. The Board of Trustees determined in late April that a more detailed, internal investigation of these matters should be undertaken by the Audit Committee of the Board of Trustees (the “Internal Investigation”), with the assistance of independent outside professionals, which Internal Investigation is ongoing. The filing of the Company’s Form 10-Q for the quarter ended March 31, 2012 and the release of the Company’s financial results for the same period were delayed due to the time required to address various matters prior to the filing thereof, including those relating to the Internal Investigation and the execution of various waivers and amendments to certain bank debt agreements. For more information regarding these matters, see the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. The Company is unable to predict the ultimate outcome of the Internal Investigation, or the timing of its completion.

Property Operations

During the first quarter, the Company executed 576,000 square feet of leases, which consisted of 340,000 square feet of new leases and 236,000 square feet of renewal leases. Significant new leases included 37,000 square feet at Gateway 270 West, 32,000 square feet at Frederick Industrial Park, 28,500 square feet at Campus at Metro Park North and 24,000 square feet at Redland Corporate Center, which are all located in the Company’s Maryland region and 35,000 square feet at River’s Bend Center in the Company’s Southern Virginia region. Rent from these new leases is expected to commence by the end of the third quarter of 2012. The 236,000 square feet of renewal leases in the quarter reflects a 51% retention rate. The renewal rate during first-quarter 2012 was lower than our historical renewal rates primarily due to the timing of several known larger lease expirations. The Company anticipates the renewal rate will increase to more in-line with our prior levels throughout the balance of 2012. Renewal leases during the quarter included 54,000 square feet at Gateway 270 West, 35,000 square feet at Worman’s Mill Court and 32,500 square feet at Cavalier Industrial Park.

Same-property net operating income (“Same-Property NOI”) increased 2.0% for the three months ended March 31, 2012 compared with the same period in 2011. Same-Property NOI increased 9.7% and 8.6% for the Company’s Maryland and Northern Virginia regions, respectively, for the three months ended March 31, 2012, primarily due to an increase in rental rates. Same-Property NOI increased 3.6% for the Company’s Washington, D.C. region for the three months ended March 31, 2012, primarily due to a decline in real estate taxes. Same-Property NOI decreased 10.4% for the Company’s Southern Virginia region for the three months ended March 31, 2012 due to an increase in vacancy.

A reconciliation of net loss to Same-Property NOI, as well as a definition and statement of purpose, is included below under “Non-GAAP Financial Measures” and in the financial tables accompanying this press release.

Dispositions

On March 22, 2012, the Company sold Airpark Place Business Center, a three-building, 82,400 square foot business park in Gaithersburg, Maryland for net sale proceeds of $5.2 million. The operating results of the property are reflected as discontinued operations in the Company’s consolidated statements of operations for each of the periods presented in this press release.

In April 2012, the Company entered into a binding contract to sell Woodlands Business Center, a 38,000 square foot office building in Largo, Maryland, which the Company acquired as part of a portfolio acquisition in 2004. The sale was completed in May 2012. At March 31, 2012, the Company classified the property as held-for-sale and reflected its operating results as discontinued operations in its consolidated statements of operations for each of the periods presented in this press release.

During the first quarter of 2012, the Company reduced its anticipated holding period for its Owings Mills Business Park, a six-building, 219,300 square foot business park in Owings Mills, Maryland. Based on an analysis of the property’s cash flows over the Company’s reduced holding period for the property, the Company recorded an impairment charge of $2.8 million.

Financing Activity

In February 2012, the Company repaid a $21.6 million mortgage loan encumbering Campus at Metro Park North with borrowings under its unsecured revolving credit facility. In addition, the Company further expanded its unsecured term loan from $225.0 million to $300.0 million and used the proceeds to pay down $73.0 million of the outstanding balance under its unsecured revolving credit facility and for other general corporate purposes.

In March 2012, the Company issued 1.8 million additional Series A Cumulative Redeemable Perpetual Preferred Shares (the “Series A Preferred Shares”) with a liquidation preference of $25.00 per share, which generated net proceeds of approximately $44 million. Dividends on the additional Series A Preferred Shares are cumulative and payable on a quarterly basis beginning May 15, 2012, at a rate of 7.750%. The Company used the net proceeds from the issuance of the additional Series A Preferred Shares to repay a portion of the outstanding balance on its unsecured revolving credit facility. The offering was a reopening of the Company’s original issuance of the Series A Preferred Shares, which occurred in January 2011.

During the first quarter of 2012, the Company entered into four interest rate swap agreements that fixed LIBOR on $75.0 million of its variable rate debt. At March 31, 2012, the Company had fixed LIBOR, at a weighted average rate of 1.6328%, on $275.0 million of its variable rate debt through ten interest rate swap agreements. After accounting for the interest rate swap agreements, the Company’s total debt had a weighted average effective interest rate of 4.9% at March 31, 2012. The Company’s interest coverage ratio for the quarter ended March 31, 2012 was 2.4 times.

During the first quarter, the Company sold 245,000 common shares through its controlled equity offering program at a weighted average offering price of $14.83 per common share, generating net proceeds of $3.6 million. The Company used the proceeds for general corporate purposes. As of the date of this release, the Company had 4.3 million common shares available for issuance under its controlled equity offering program.

Balance Sheet

The Company had $910.2 million of debt outstanding at March 31, 2012. Of the total debt outstanding, $483.2 million was fixed-rate debt and $275.0 million was variable-rate debt that had been swapped to a fixed interest rate. The balance of the Company’s debt, $152.0 million, was variable rate debt consisting of borrowings under unsecured and secured term loans and its unsecured revolving credit facility.

On May 10, 2012, the Company and its bank lenders amended the Company’s unsecured revolving credit facility, unsecured term loan and secured loan (together, the “Bank Debt”) to, among other things, revise certain financial and other covenants to provide additional operating flexibility for the Company to execute its business strategy and clarify the treatment of certain covenant compliance-related definitions. In addition, the unsecured revolving credit facility and the unsecured term loan were amended to give the lenders the right, at their option, to record mortgages on substantially all of the Company’s unencumbered properties. The unsecured term loan also was amended to convert the facility from a fixed interest rate spread over LIBOR to an interest rate spread that is floating based on the Company’s leverage levels, which will have the effect of initially increasing the pricing of the unsecured term loan by 25 basis points. Pricing can increase by an additional 25 basis points to the extent the Company’s leverage levels increase further or can revert to the original pricing if the Company’s leverage ratio improves. In connection with the foregoing amendments, the Company will pay a fee of 20 basis points on the amount of each of the facilities.

In connection with the Internal Investigation and the review of the Company’s financial and other non-financial covenants in its Bank Debt and its 6.41% Series A Senior Notes and 6.55% Series B Senior Notes (collectively, the “Senior Notes”), the Company determined it would not have been in compliance with certain of the financial covenants under the documents governing the Senior Notes, as of March 31, 2012, and for one or more prior periods, including the fourth quarter of 2010. However, in connection with the amendments to the Bank Debt agreements, the lenders under the Bank Debt agreements waived, among other things, any cross-defaults with respect to financial covenant non-compliance under the Senior Notes that may have existed with respect to periods prior to the date of such amendments. As a result, any financial covenant non-compliance under the Senior Notes would not create an event of default under the Company’s Bank Debt agreements. Furthermore, the sole remedy available to the holders of the Senior Notes upon the occurrence of an event of default is to accelerate the maturity thereof and to receive a make-whole amount in connection therewith. On May 11, 2012, the Company delivered notices regarding its intention to prepay in full the $37.5 million principal amount outstanding under each of the Series A and Series B Senior Notes, for an aggregate principal amount of $75.0 million, plus accrued interest to the prepayment date and an estimated $10.5 million make-whole amount, in accordance with the optional prepayment provisions governing the Senior Notes. The Company intends to draw on its unsecured revolving credit facility to finance the prepayment, which is expected to occur on or prior to June 11, 2012. The $10.5 million make-whole payment and the extinguishment of unamortized deferred financing costs of $0.1 million will be recorded as a loss on early debt extinguishment in the second quarter of 2012, which is expected to be partially offset by a decrease in interest expense as a result of the lower interest rate on the Company’s unsecured credit facility, compared with the interest rate of the Senior Notes.

Dividends

On April 24, 2012, the Company declared a dividend of $0.20 per common share, equating to an annualized dividend of $0.80 per common share. The dividend was paid on May 11, 2012, to common shareholders of record as of May 4, 2012. The Company also declared a dividend of $0.484375 per share on its Series A Preferred Shares. The dividend was paid on May 15, 2012 to preferred shareholders of record as of May 4, 2012.

Core FFO Guidance

As a result of the 1.8 million additional Series A Cumulative Redeemable Perpetual Preferred Shares issued in March 2012, the Company has updated its full-year 2012 Core FFO guidance to $1.06 to $1.12 per diluted share. The following is a summary of the assumptions that the Company used, which were updated based on the Company’s first quarter activity, in arriving at its guidance (unaudited, amounts in thousands except per share amounts):

	Expected Ranges(1)
Portfolio NOI	$123,000	—	$125,000
Interest and Other Income	5,500	—	6,500
FFO from Unconsolidated Joint Ventures	4,500	—	5,000

Interest Expense	$(45,000)	—	$(47,000)
G&A	(18,000)	—	(19,000)
Preferred Dividends	(11,964)	—	(11,964)

Weighted Average Shares	53,000	—	54,000
Average Occupancy	83%	—	84%
Same-Property NOI Growth – Accrual Basis	3%	—	5%

(1)	Does not take into consideration any additional acquisitions in 2012. The Company’s guidance also excludes any potential gains or asset impairments associated with property dispositions.

The Company’s guidance does not take into account the costs associated with the Internal Investigation which may be substantial. The Company’s guidance is also based on a number of other assumptions, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2012	Low Range	High Range
Net loss attributable to common shareholders per diluted share(1)	$(0.45)	$(0.39)
Real estate depreciation, net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share2)	1.51	1.51

Core FFO per diluted share	$1.06	$1.12

(1)

Net loss attributable to common shareholders includes approximately $14 million of costs associated with the prepayment of the Senior Notes and the write-off of costs primarily associated with amending the unsecured term loan in May 2012.

(2)	Items excluded from Core FFO include acquisition costs, contingent consideration, debt retirement charges and debt modification charges incurred through December 31, 2012.

Investor Conference Call and Webcast

First Potomac Realty Trust will host a conference call on Wednesday, May 16, 2012 at 9:00 a.m. ET, to discuss first quarter results. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the conference call will be available from 12:00 Noon ET on Wednesday May 16, 2012 until midnight ET on Wednesday May 23, 2012. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and entering pin number 394640.

A live broadcast of the conference call will also be available online and can be accessed from the Investor Information page of the Company’s website, www.first-potomac.com, on Wednesday, May 16, 2012, beginning at 9:00 a.m. ET. An online replay will be available on the above site shortly after the call and will continue for 90 days.

Annual Meeting of Shareholders

First Potomac Realty Trust will hold its 2012 Annual Meeting of Shareholders on Wednesday, May 23, 2012, at 11:00 a.m. ET at the Company’s corporate headquarters at 7600 Wisconsin Avenue, 11th Floor in Bethesda, Maryland for shareholders of record as of the close of business on March 16, 2012. The Company’s proxy statement was filed on April 5, 2012 with the Securities and Exchange Commission.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and industrial properties in the greater Washington, D.C. region. As of March 31, 2012, the Company’s consolidated portfolio totaled approximately 14 million square feet. Based on annualized cash basis rent, the Company’s portfolio consists of 43% office properties, 36% business parks and 21% industrial properties. FPO common shares (NYSE:FPO) and preferred shares (NYSE:FPO-PA) are publicly traded on the New York Stock Exchange.

Non-GAAP Financial Measures

Funds from Operations – Funds from operations (“FFO”) represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of real estate and impairments of real estate assets, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. On October 31, 2011, NAREIT issued revised guidance regarding the exclusion of impairment write-downs of depreciable assets reported in FFO. As a result, the Company began excluding impairment losses from FFO in the fourth quarter of 2011 and has restated FFO from prior periods to exclude such charges consistent with NAREIT’s guidance. The Company also excludes, from its FFO calculation, any depreciation and amortization related to third parties from its consolidated joint ventures. The Company considers FFO a useful measure of performance for an equity REIT because it facilitates an understanding of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, the Company believes that FFO provides a meaningful indication of its performance. The Company also considers FFO an appropriate performance measure given its wide use by investors and analysts. The Company computes FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999, April 2002 and January 2012), which may differ from the methodology for calculating FFO utilized by other equity real estate investment trusts (“REITs”) and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions. The Company presents FFO per diluted share calculations that are based on the outstanding dilutive common shares plus the outstanding Operating Partnership units for the periods presented.

The Company’s presentation of FFO in accordance with the NAREIT white paper, or as adjusted by the Company, should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the Company’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of its liquidity. The Company’s FFO calculations are reconciled to net income in the Company’s Consolidated Statements of Operations included in this release.

Core FFO – Management believes that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, contingent consideration charges and acquisition costs. The Company provides a reconciliation of FFO to Core FFO in the financial tables accompanying this press release.

NOI – The Company defines net operating income (“NOI”) as operating revenues (rental income, tenant reimbursements and other income) less property and related expenses (property expenses, real estate taxes and insurance). Management believes that NOI is a useful measure of the Company’s property operating performance as it provides a performance measure of the revenues and expenses directly associated with owning, operating, developing and redeveloping office and industrial properties, and provides a perspective not immediately apparent from net income or FFO. Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs. The Company’s NOI calculations are reconciled to total revenues and total operating expenses at the end of this release.

Same-Property NOI – Same-Property Net Operating Income (“Same-Property NOI”), defined as operating revenues (rental, tenant reimbursements and other revenues) less operating expenses (property operating expenses, real estate taxes and insurance) from the properties owned by the Company for the entirety of the periods presented, is a primary performance measure the Company uses to assess the results of operations at its properties. As an indication of the Company’s operating performance, Same-Property NOI should not be considered an alternative to net income calculated in accordance with GAAP. A reconciliation of the Company’s Same-Property NOI to net income from its consolidated statements of operations is presented below. The Same-Property NOI results exclude corporate-level expenses, as well as certain transactions, such as the collection of termination fees, as these items vary significantly period-over-period thus impacting trends and comparability. Also, the Company eliminates depreciation and amortization expense, which are property level expenses, in computing Same-Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to distinguish whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of total Company performance.

Forward Looking Statements

The forward-looking statements contained in this press release are subject to various risks and uncertainties. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurance that its expectations will be achieved. Certain factors that could cause actual results to differ materially from the Company’s expectations include changes in general or regional economic conditions; the Company’s ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; the Company’s ability to complete acquisitions on acceptable terms; the Company’s ability to manage its current debt levels and repay or refinance its indebtedness upon maturity or other required payment dates; the Company’s ability to maintain financial covenant compliance under its debt agreements; the Company’s ability to remediate the material weakness in its internal controls over financial reporting described in its 10-K for the year ended December 31, 2011 and to re-establish and maintain effective internal controls over financial reporting and disclosure controls and procedures; the outcome and potential impact of the ongoing Internal Investigation, including any remedial actions that may be required as a result of the Internal Investigation; the Company’s ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying the Company’s earnings and FFO guidance and other risks detailed in the Company’s Annual Report on Form 10-K and described from time to time in the Company’s filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Revenues:
Rental	$37,573	$31,639
Tenant reimbursements and other	9,199	7,902

Total revenues	46,772	39,541

Operating expenses:
Property operating	11,509	10,546
Real estate taxes and insurance	4,846	3,898
General and administrative	4,897	4,008
Acquisition costs	17	2,185
Depreciation and amortization	16,091	12,504
Impairment of real estate assets	2,751	—

Total operating expenses	40,111	33,141

Operating income	6,661	6,400

Other expenses, net:
Interest expense	11,239	8,626
Interest and other income	(1,508)	(824)
Equity in losses of affiliates	46	32

Total other expenses, net	9,777	7,834

Loss from continuing operations before income taxes	(3,116)	(1,434)

(Provision) benefit for income taxes	(61)	313

Loss from continuing operations	(3,177)	(1,121)

Loss from discontinued operations	(297)	(2,771)

Net loss	(3,474)	(3,892)

Less: Net loss attributable to noncontrolling interests	318	138

Net loss attributable to First Potomac Realty Trust	(3,156)	(3,754)

Less: Dividends on preferred shares	(2,664)	(1,783)

Net loss available to common shareholders	$(5,820)	$(5,537)

Depreciation and amortization:
Real estate assets	16,091	12,504
Discontinued operations	30	395
Unconsolidated joint ventures	1,484	524
Consolidated joint ventures	(38)	(19)
Impairment of real estate assets	3,021	2,711
Net loss attributable to noncontrolling interests in the Operating Partnership	(335)	(136)

Funds from operations (FFO) available to common shareholders	$14,433	$10,442

FIRST POTOMAC REALTY TRUST

Consolidated Statements of Operations

(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2012	2011
Funds from operations (FFO)	$17,097	$12,225
Dividends on preferred shares	(2,664)	(1,783)

FFO available to common shareholders	14,433	10,442

Debt modification fees	105	—
Acquisition costs	17	2,185

Core FFO	$14,555	$12,627

Basic and diluted earnings per common share:
Loss from continuing operations	$(0.11)	$(0.07)
Loss from discontinued operations	(0.01)	(0.05)

Net loss	$(0.12)	$(0.12)

Weighted average common shares outstanding:
Basic and diluted	49,781	49,234

FFO available to common shareholders per share – basic and diluted	$0.27	$0.21
Core FFO per share – diluted	$0.28	$0.25

Weighted average common shares and units outstanding:
Basic	52,701	50,302
Diluted	52,805	50,506

FIRST POTOMAC REALTY TRUST

Consolidated Balance Sheets

(Amounts in thousands, except per share amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets:
Rental property, net	$1,437,847	$1,439,661
Assets held for sale	2,933	5,297
Cash and cash equivalents	17,157	16,749
Escrows and reserves	18,097	18,455
Accounts and other receivables, net of allowance for doubtful accounts of $2,991 and $3,065, respectively	10,701	11,404
Accrued straight-line rents, net of allowance for doubtful accounts of $299 and $369, respectively	19,814	18,028
Notes receivable, net	54,679	54,661
Investment in affiliates	73,300	72,518
Deferred costs, net	37,241	34,683
Prepaid expenses and other assets	10,821	9,275
Intangible assets, net	56,020	59,021

Total assets	$1,738,610	$1,739,752

Liabilities:
Mortgage loans	$408,241	$432,023
Senior notes	75,000	75,000
Secured term loans	20,000	30,000
Unsecured term loan	300,000	225,000
Unsecured revolving credit facility	107,000	183,000
Accounts payable and other liabilities	54,984	53,507
Accrued interest	3,765	2,782
Rents received in advance	11,326	11,550
Tenant security deposits	5,740	5,603
Deferred market rent, net	4,537	4,815

Total liabilities	990,593	1,023,280

Noncontrolling interests in the Operating Partnership	40,044	39,981
Equity:
Series A Preferred Shares, $25 par value, 50,000 shares authorized; 6,400 and 4,600 shares issued and outstanding, respectively	160,000	115,000
Common shares, $0.001 par value, 150,000 shares authorized; 50,722 and 50,321 shares issued and outstanding, respectively	51	50
Additional paid-in capital	799,605	798,171
Noncontrolling interests in consolidated partnerships	4,270	4,245
Accumulated other comprehensive loss	(5,161)	(5,849)
Dividends in excess of accumulated earnings	(250,792)	(235,126)

Total equity	707,973	676,491

Total liabilities, noncontrolling interests and equity	$1,738,610	$1,739,752

FIRST POTOMAC REALTY TRUST

Same-Property Analysis

(unaudited, dollars in thousands)

	Three Months Ended March 31,
	2012	2011
Same-Property NOI(1)
Total base rent	$31,491	$31,031
Tenant reimbursements and other	6,534	7,372
Property operating expenses	(9,136)	(9,974)
Real estate taxes and insurance	(3,750)	(3,790)

Same-Property NOI - accrual basis(2)	25,139	24,639

Straight-line revenue, net	(106)	(62)
Deferred market rental revenue, net	(181)	(395)

Same-Property NOI - cash basis(2)	$24,852	$24,182

Change in same-property NOI - accrual basis	2.0%
Change in same-property NOI - cash basis	2.8%

Changes in Same-Property NOI - accrual basis
Rental revenue increase	$460
Tenant reimbursements and other decrease	(838)
Expense decrease	878

	$500

Same-property percentage of total portfolio (sf)	92.1%

Reconciliation of Consolidated NOI to Same-property NOI

	Three Months Ended March 31,
	2012	2011
Total revenues	$46,772	$39,541
Property operating expenses	(11,509)	(10,546)
Real estate taxes and insurance	(4,846)	(3,898)

NOI	30,417	25,097
Less: Non-same property NOI(2)	(5,278)	(458)

Same-property NOI – accrual basis	$25,139	$24,639

	Three Months Ended	Percentage
	March 31, 2012	of Base Rent
Change in Same-Property NOI by Region
Washington, D.C.	3.6%	8%
Maryland	9.7%	33%
Northern Virginia	8.6%	29%
Southern Virginia	(10.4)%	30%

	Three Months Ended March 31, 2012	Percentage of Base Rent
Change in Same-Property NOI by Property Type
Business Park	(0.7)%	42%
Industrial	(2.9)%	25%
Office	11.9%	33%

(1)

Same-property comparisons are based upon those consolidated properties owned for the entirety of the periods presented. Same-property results exclude the results of the following non same-properties: Three Flint Hill, 440 First Street, NW, Cedar Hill I & III, Merrill Lynch, 840 First Street, NE, One Fair Oaks, Greenbrier Towers I & II, 1005 First Street, NE, Hillside Center, Davis Drive and Woodlands Business Center.

(2)	Non-same property NOI has been adjusted reflect a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes.